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                                                                    Exhibit 10.3

                            ASSET PURCHASE AGREEMENT

         This asset purchase agreement, is made and entered into as of the 30th day of January, 2004, by and between eFunds Corporation, a Delaware corporation (the "Purchaser"), and Benton Consulting Partners, a California corporation (the "Seller").

         WHEREAS, Seller is engaged in the business of providing consulting and related services in the electronic processing of transactions (the "Business"); and

         WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase certain intangible assets of the Seller on the terms and conditions set forth in this agreement; and

         WHEREAS, Seller desires to assign to Purchaser and Purchaser desires to assume from Seller, on the terms and subject to the conditions as set forth in this agreement, certain of the obligations and liabilities of Seller specifically identified in this agreement; and

         WHEREAS, John B. Benton ("Benton") and John A. MacAllister ("MacAllister") are the sole shareholders of the Seller and desire to cause Seller to effect the transactions described in this agreement.

         NOW, THEREFORE, in consideration of the premises, the respective covenants and commitments of Seller and Purchaser set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

                                   ARTICLE I.
                  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

         1.1 Transfer of Assets to eFunds. On the terms and subject to the conditions set forth in this agreement, Seller shall, at the Closing (as hereinafter defined), sell, transfer and assign to Purchaser and Purchaser shall, except as provided in Section 1.2, purchase and acquire from Seller, all of Seller's right, title and interest as of the Closing Date (as hereinafter defined) in and to all of the following assets of Seller (collectively, the "Assets"):

                  (a) All of Seller's Intellectual Property Rights (as hereinafter defined) and all tangible representations thereof, including all rights in and to the name "Benton Consulting Partners" or the domain name "bentonconsultingpartners.com";

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                  (b)      All of Seller's plans, including but not limited to
         business, marketing or sales plans, information on costs and prices, and the right to pursue Seller's business opportunities;

                  (c) All rights of Seller under any proprietary information and invention assignment agreements, or any agreement similar in nature thereto, with all past and present employees of, consultants to or contractors for Seller, wherever located ("Proprietary Information Agreements");

                  (d) All of Seller's claims and rights under all relationships, agreements and contracts including without limitation with customers, vendors, distributors, sales representatives and original equipment manufacturers ("OEMs"), confidentiality agreements, licenses, purchase and sale orders, quotations, and other executory commitments, including the items listed on schedules 1, 1A, 2 and 3(i),
         (ii) and (vi) hereto (the "Contracts");

                  (e) All rights and incidents of interest of Seller as of the Closing Date in and to all real property leases for property and listed on Schedule 1 hereto (collectively the "Leases"), together with all of Seller's interest as at the Closing Date in all of the structures, fixtures and improvements located on the real property covered by the Leases;

                  (f) All franchises, licenses, permits, consents, authorizations, certificates and approvals of any governmental body issued to or held by Seller which are necessary, related or incidental to the Business and which are assignable or transferable, including without limitation those listed on Schedule 4 hereto (collectively referred to herein as "Permits");

                  (g) All originals or complete copies of all of Seller's customer and supplier lists and files, including addresses, drawings, files, sales and promotional literature, sales order log books, samples, customer files, papers, personnel files and all other books and records (the "Records") excepting those Records which by written contract specifically can not be assigned or transferred without the consent of Seller's customer or supplier; provided, however, that Seller shall use all commercially reasonable efforts to obtain all consents required so that the exception in this section 1.1(g) shall not apply;

                  (h) All rights, if any, under express or implied warranties from suppliers and vendors of Seller which are transferable;

                  (i) All of Seller's causes of action, judgments and claims or demands of whatever kind or description against third parties except for such matters related to the assets described in Section 1.2;

                  (j)      All goodwill associated with the Business (the
         "Goodwill");

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                  (k)      All marketing plans and materials, training
         materials, office manuals, any technical or reference manuals and similar items associated with the Business;

                  (l) All interests of Seller as of the Closing Date in (i) all office telephone and telex numbers used primarily in the Business and (ii) all listings relating primarily to the Business in all telephone books and directories;

                  (m) All other intangible, intellectual or leased real estate assets of any kind whatsoever which are owned by Seller except for the Excluded Assets.

         1.2 Excluded Assets. Notwithstanding the terms of Sections 1.1, the following assets (the "Excluded Assets") shall be retained by Seller and shall not be sold, transferred or assigned to Purchaser in connection with the purchase of the Assets:

                  (a) All bank accounts (including the cash on deposit in such accounts as of the Closing Date) and financial records with respect to such bank accounts;

                  (b) All claims or rights with regard to the accounts receivables of the Seller as of the Closing Date or billable hours of Seller's employees as of the Closing Date whether billed or unbilled;

                  (c) All equipment (including all computer equipment and related peripherals), tools, furniture, fixtures, office equipment and supplies and other tangible personal property (together with all spare and maintenance parts), including without limitation, those items listed on Schedule 1 hereto (the "Fixed Assets") located or used primarily at Seller's facilities;

                  (d) All corporate certificates of authority and corporate minute books and the corporate stock records or registers of Seller;

                  (e) Such Permits, Seller Agreements and other items which are identified in Schedule 6;

                  (f) All rights of Seller with respect to its employee benefit plans and any insurance policies maintained by Seller;

                  (g) All claims or rights of Seller (or its shareholders) to any refunds of any "Taxes" paid by Seller (or its shareholders) in respect of the activities and operation of the Business prior to the Closing, including, without limitation, the benefits associated with any net operating losses and tax credits or refunds arising in connection with research and development activities. For purposes of this agreement, the term "Taxes" means all taxes, however denominated, charges, fees, levies, or other assessments, including, without limitation, all income (including without limitation federal, state and provincial income taxes), gross income, gross receipts, sales, goods and services, use, value added, ad valorem, environmental, transfer, franchise, profits, business license, withholding, payroll and employee withholding, employment, workers' compensation, social

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         security, Pension Benefit Guarantee Corporation, employment or unemployment insurance, excise, estimated, severance, stamp, occupation, real and personal property or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax of additional amounts imposed by any taxing authority, domestic or foreign;

                  (h)      Prepaid memberships in trade associations; and

                  (i) Corporate tax returns, general ledgers, journals and supporting documentation to the foregoing.

         1.3 Assumption of Liabilities. Effective as of the Closing, Purchaser shall assume, pay, perform in accordance with their terms or otherwise satisfy, from and after the Closing Date only the following obligations and liabilities (the "Assumed Liabilities"): (i) obligations and liabilities arising after the Closing Date under the Permits, Contracts and the Leases to be assigned to Purchaser pursuant to Section 1.1; provided, however, that Purchaser shall not assume any liabilities or obligations of Seller, (A) of or for any breach by Seller of its obligations under any Permits or to its vendors, customers or the other parties to such Contracts, Leases and personal property leases arising out of or related to acts, omissions or events occurring prior to the Closing Date including any liability obligation, or the costs of defense, in respect of any litigation; or (B) with respect to indebtedness of Seller.

         1.4      No General Assumption. Other than as specifically set forth in
Section 1.3, Seller shall retain, and Purchaser shall not assume, and nothing contained in this agreement shall be construed as an assumption by Purchaser of any liabilities, obligations or undertakings of Seller of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown, due or to become due, unliquidated or otherwise.

                                   ARTICLE II.
                                 PURCHASE PRICE

         2.1 Amount. The total purchase price to be paid by Purchaser for the Assets shall be an amount not to exceed one million five hundred fifty thousand Dollars ($1,550,000), which shall be determined in the following manner:

                  (a) one million two hundred forty thousand Dollars ($1,240,000), payable in cash in the manner set forth in section 2.2 of this agreement; plus

                  (b) the contingent cash payment, if any, calculated and payable in accordance with exhibit A to this agreement, provided that the aggregate amount to be paid Seller pursuant to this section 2.1(b) shall not exceed three hundred ten thousand Dollars ($310,000).

                  (c) The purchase price (including, for this purpose, the liabilities assumed pursuant to section 1.3 of this agreement) shall be allocated among the

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         Assets in accordance with the Form 8594 attached to this agreement as exhibit "form 8594", and each party shall report the transactions contemplated by this agreement in accordance with such allocation.

         2.2 Manner of Payment. The total purchase price shall be payable to Seller in the following manner:

                  (a) $775,000 shall be paid by certified check or wire transfer on the Closing Date;

                  (b) subject to the provisions of section 2.2(e), $232,500 shall be paid by certified check or wire transfer on the first anniversary of the Closing Date;

                  (c) subject to the provisions of section 2.2(e), $232,500 shall be paid by certified check or wire transfer on the second anniversary of the Closing Date; and

                  (d) the contingent cash amount, if any, of the purchase price shall be paid to Seller in accordance with the provisions of exhibit A attached hereto.

                  (e) Anything herein to the contrary notwithstanding, the payments referred to in sections 2.2(b) and (c) of this agreement are subject to and contingent upon the acquisition and continued availability of Seller's current knowledgeable and professional full-time work force and management for Purchaser's Commercial Consulting Organization (as defined in exhibit A to this agreement). (Such work force and management are collectively hereinafter referred to as the "Acquired Work Force"). Seller acknowledges and agrees that the Acquired Work Force is a key and valuable reason that Purchaser is willing to pay the purchase price for the Assets set forth in section
         2.1 of this agreement. Therefore, the payment referred to in section 2.2(b) of this agreement shall be proportionately reduced by the Voluntary Attrition Rate of the Acquired Work Force in effect on the first anniversary of the Closing Date. In addition, the payment referred to in section 2.2(c) of this agreement shall be proportionately reduced by the Voluntary Attrition Rate of the Acquired Work Force in effect on the second anniversary of the Closing Date. As used herein the term "Voluntary Attrition Rate" shall mean the number of persons in the Acquired Work Force on the Closing Date minus the number of persons in the Acquired Work Force who as of the first anniversary or the second anniversary of the Closing Date, as applicable, have voluntarily left the employment of Purchaser's Commercial Consulting Organization and who are not employed on such date by another of Purchaser's divisions, subsidiaries or affiliates or who as of such date have been terminated for cause as defined in Purchaser's policies and procedures, divided by the number of persons in the Acquired Work Force on the Closing Date.

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                                  ARTICLE III.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As a material inducement to Purchaser to enter into this agreement and with the understanding that Purchaser will be relying thereon in consummating the purchase of the Assets contemplated hereunder, Seller represents and warrants that, except as otherwise disclosed to Purchaser on exhibit B to this agreement:

         3.1 Organization and Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has all requisite corporate power and authority to own and lease its assets and properties and to carry on the Business as it is now being conducted. The copies of the articles of incorporation and bylaws of the Seller, which have been delivered to Purchaser, are true and complete copies of the legally adopted and current articles of incorporation and bylaws of the Seller.

         3.2 Subsidiaries, etc. The Seller does not own an equity interest in any corporation, partnership, limited liability company, joint venture, or other enterprise of any form or nature.

         3.3 Financial Statements. The following financial statements are attached to this agreement as exhibit C:

                  The unaudited balance sheets of the Seller as of December 31, 2002 and 2003 and statements of income, changes in shareholder's equity and cash flow for the fiscal years then ended.

Such financial statements, together with the notes thereto, (i) are in accordance with the books and records of the Seller, (ii) present fairly and accurately the financial condition of the Seller as of the dates of the balance sheets, (iii) present fairly and accurately in all material respects the results of operations of the Seller for the periods covered by such statements, (iv) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with past practices, and (v) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Seller and the results of the Seller's business operations for the periods covered by such statements. As used herein the term "Latest Financial Statements" shall mean the balance sheet of the Seller as of December 31, 2003. As of such date, the Seller did not have any debts, liabilities or obligations of any nature (whether absolute, accrued or contingent and whether due or to become due) which are not reflected on exhibit C or which are not otherwise disclosed on exhibits to this agreement or schedules delivered pursuant to section 3.4. The Latest Financial Statements include appropriate reserves for all taxes and other liabilities accrued as of such date but not yet payable.

         3.4 Schedules. Each of the following schedules, which have been furnished to Purchaser by Seller and which are incorporated herein by reference, is complete and

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the information contained therein is correct in all material respects as of the date of each schedule:

                  Schedule 1: This schedule lists and describes each lease for real property, whether written or oral, to which the Seller is a party, fixtures or Seller's leasehold improvements, together with the term, rental and other material provisions thereof, and any other instrument under which the Seller claims or holds an interest in real property owned by another person.

                  Schedule 1A: This schedule lists and describes each lease for, or license for the use of, personal property, whether written or oral, to which the Seller is a party, together with the term, rental and other material provisions thereof.

                  Schedule 2: This schedule lists all intangible personal property used by the Seller in the conduct of its trade or business, including without limitation, all the Intellectual Property Rights and all contracts, agreements or licenses with respect thereto.

                  Schedule 3: This schedule lists the following agreements, whether oral or written, to which the Seller is a party, as of the date of such schedule, to the extent such agreements are not set forth in other schedules:

                  (i) Each executory or partially executory contract, agreement or arrangement made in the ordinary course of business by the Seller involving an expenditure of more than $5000 for the purchase of any services, materials, supplies or equipment.

                  (ii) Each executory or partially executory contract, agreement or commitment for the same by the Seller for delivery of its products or services over a period of more than (30) days from the date of this agreement and for an aggregate price of more than $5000.

                  (iii) Each contract or commitment for capital expenditures in excess of $20,000.

                  (iv) Each contract continuing over a period of more than three (3) months from its date, which is not terminable by Seller upon not more than thirty (30) days' notice.

                  (v)      Each agreement for the sale of any capital asset.

                  (vi) Each contract between the Seller and any dealer, distributor, broker, agent, sales representative or independent contractor.

                  (vii) Each agreement not otherwise listed on schedule 3 to which the Seller is a party or which has, or may have, a material effect on the Seller or its future business prospects.

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                  Schedule 4: This schedule lists all permits, licenses,
         exemptions, variances, and other approvals and authorizations which are necessary to conduct the business of the Seller and sets forth the title, issuing agency and expiration thereof and indicates which of such permits, licenses and approvals are not possessed or held by the Seller or are not in full force and effect.

                  Schedule 5: This schedule lists all personal property owned by any third parties other than the shareholders of Seller (whether a customer, supplier, employee, or other person) for which the Seller is responsible, other than leased property set forth on schedule 1A.

         3.5 No Defaults. Each of the leases, contracts, agreements and insurance policies listed on the schedules referred to in section 3.4 is in full force and effect as of the date hereof with no defaults existing thereunder. The Seller is not in default or breach under any of such leases, contracts, agreements and policies, and no other party to any such leases, contracts, agreements and policies is in default or breach thereunder (other than failure by one or more of such other parties to make timely payment of accounts receivable rising thereunder). True and correct copies of all documents listed in any schedule delivered pursuant to section 3.4 have heretofore been delivered or made available to Purchaser or will be made available upon request and will be signed by an officer of the Seller for identification upon request of Purchaser.

         3.6 Taxes. The Seller and its shareholders have filed all income, excise, corporate franchise, property, payroll and other tax returns or reports required to be filed by it or them, as of the date hereof, by any foreign country, the United States of America and any state or other political subdivision thereof and has paid all taxes and assessments relating to the time periods covered by such returns or reports. The amounts set up as provisions for taxes in the Latest Financial Statements are sufficient for the payment of all unpaid federal, foreign, state or local taxes of the Seller accrued for or applicable to all periods ended on or prior to the date of this agreement, or which may subsequently be determined to be owing by the Seller or its shareholders with respect to all periods ending on or prior to the Closing Date. There are no present disputes as to taxes of any nature payable by the Seller. The Seller's federal income tax returns have not been audited by the Internal Revenue Service for any tax year. The Seller has not filed with the Internal Revenue Service a consent to have the provisions of section 341(f) of the Internal Revenue Code apply to the sale, exchange, involuntary conversion or other disposition of any of the Seller's assets.

         3.7 Lawsuits, Proceedings, etc. There is no action or proceeding (whether or not purportedly on behalf of the Seller) pending or, to the knowledge of Seller, threatened against the Seller, nor does there exist any basis therefor, which might result in any adverse change in the condition, financial or otherwise, of the Seller's business or assets. No order, writ or injunction or decree has been issued by, or requested of, any court or governmental agency which does or may result in any adverse change in the Business or Assets or in the financial condition of the Seller or the Business. The Seller is not liable for damages to any employee or former employee as a result of any

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violation of any state or federal laws directly or indirectly relating to such employee or former employee.

         3.8 Compliance with Law. The Seller is not currently being charged with, nor is it operating the Business in violation of any applicable foreign, federal, state or municipal laws, regulations or ordinances including, without limitation, the federal Foreign Corrupt Practices Act, the federal Occupational Safety and Health Act of 1970, or the regulations promulgated thereunder ("OSHA"), or any other applicable foreign, federal, state or municipal statute, law, regulation or ordinance relating to occupational health and safety, nor is the Seller relying on any exemption from or deferral of any such applicable statute, law or regulation that would not be available to it after Purchaser acquires the Shares from Seller.

         3.9 Health and Safety Matters. (a) As used in this section 3.9, the following terms shall have the following meanings:

                           (i) "Health and Safety Laws and Regulations" shall mean any and all federal, state and local laws, statutes, codes, ordinances, regulations, rules, policies, consent decrees, judicial orders, administrative orders or other requirements relating to human health, safety, the natural environment and the workplace environment (including OSHA and the Americans with Disabilities Act of 1990, as amended in the regulations promulgated hereunder ("ADA"), all as amended or modifies from time to time.

                           (ii) "Property" shall refer to any real property leased by the Seller pursuant to leases listed in schedule 1A and any other real property that has been previously owned or used by the Seller in the operation of its business.

                           (iii) "Regulatory Action(s)" shall mean any claim, demand, action or proceeding brought or instigated by any governmental authority in connection with any Health and Safety Laws and Regulations (including without limitation civil, criminal and/or administrative proceedings), whether or not seeking costs, damages, penalties or expenses.

                  (b) The Seller and the business have complied with all Health and Safety Laws and Regulations. There have been no actual or, to the knowledge of Seller, threatened Regulatory Actions with respect to or against the Seller or the Business. No toxic or hazardous substances or wastes, pollutants or contaminants of any kind or nature (including, without limitation, asbestos, urea formaldehyde, radon, polychlorinated biphenyls, petroleum products, and any hazardous substance as defined in any Health and Safety Laws and Regulations) have been generated, treated, stored, transferred from, released or disposed of by the Seller, or otherwise placed, deposited in or located on the Property, nor has any activity involving any such substances been undertaken on the Property that would cause or contribute to the Property becoming a facility

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         subject to regulation under Health and Safety Laws and Regulations. The
         Property does not contain disruptive electromagnetic fields and complies with the ADA.

         3.10 Post Balance Sheet Changes. From the date of the Latest Financial Statement through the date of this agreement, the Seller has not (a) changed its authorized stock or issued, sold, bought, redeemed or issued any rights to subscribe to or warrants to purchase or entered into any agreements, commitments or obligations to issue, sell, buy or redeem any shares of its capital stock; (b) incurred any obligation or liability (absolute or contingent), other than current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business; (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than liabilities shown in the Latest Financial Statements or current liabilities incurred in the ordinary course of business; (d) mortgaged, pledged or subjected to lien, charge or other encumbrance any asset, tangible or intangible, other than the lien of current or real property taxes not yet due and payable; (e) waived any rights of substantial value, whether or not in the ordinary course of business; (f) suffered any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting its assets or the Business; (g) made or suffered any amendment or termination of any material contract or any agreement which materially adversely affects the Business; (h) received notice or had knowledge of any labor trouble other than routine grievance matters, none of which is material; (i) increased the salaries or other compensation of any of its directors, officers or employees or made any material increase in other benefits to which such directors, officers or employees may be entitled; (j) sold, assigned, transferred or otherwise disposed of any of its assets or cancelled any debts or claims, other than in the ordinary course of business; (k) declared or made any distribution or payments to any of its shareholders, officers or employees, other than wages, salaries and employee benefits paid or made available to employees in the ordinary course of business; (l) made any declaration setting aside the payment of any dividend or any distribution in respect of its capital stock or any redemption, purchase or other acquisition of any capital stock of the Seller; (m) modified its articles of incorporation or bylaws; (n) revalued any of its assets; or (o) entered into any transactions not in the ordinary course of business.

         3.11 No Breaches, etc. The Seller is not in violation or breach of any of the terms or conditions of the Seller's articles of incorporation or bylaws or other organizational documents or of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Seller is a party or by which its assets are bound nor is the Seller in violation of any statute, regulation, judgment, writ, injunction or decree of any court, threatened (to the knowledge of Seller) or entered in a proceeding or action in which the Seller is, was or may be bound or to which any of its assets are subject. The execution, delivery and performance of this agreement and the consummation of the transactions contemplated hereby will not result in any breach or acceleration of, any of the terms or conditions of the Seller's articles of incorporation or bylaws or other organizational documents or of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Seller is a party or by which its assets are bound, nor will they result in any violation of any statute,

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regulation, judgment, writ, injunction or decree of any court, threatened (to the knowledge of Seller) or entered in a proceeding or action in which any of its assets are subject, which breaches or violations, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Seller.

         3.12 Changes in Suppliers and Customers. Seller is not aware of any fact which indicates that any of the suppliers supplying products, components or materials to the Seller intends to cease selling such products to the Seller or to limit or reduce such sales of products to the Seller nor is Seller aware of any fact which indicates that any of the major customers of the Seller intends to terminate, limit or reduce the Business relations with the Seller.

         3.13 No Liens or Encumbrances. The Seller has good and marketable title to all of the property and assets, tangible and intangible, employed in the operation of the Business, free of any mortgages, liens, claims, charges, leases, security interests, pledges, easements, encumbrances and title retention agreements of any kind whatsoever except such property and assets as may be leased by the Seller pursuant to leases described on schedules 1 or 1A delivered pursuant to section 3.4, and other than such encumbrances as are specifically set forth on exhibit B.

         3.14 Employees. There is not pending or, to the knowledge of Seller, threatened any labor dispute, strike or work stoppage against the Seller which may interfere with the continued operation of the business activities of the Seller. Neither the Seller nor any representative or employee of the Seller has committed any unfair labor practices in connection with the operation of the Seller's business, and there is not pending or threatened any charge or complaint against the Seller by the National Labor Relations Board or any comparable state agency. The Seller is not, and will not become, liable for any retroactive workers' compensation insurance premiums or retroactive unemployment compensation experience ratings or charges in connection with the operation of its business relating to the period of time prior to the date of this agreement.

         3.15 Obligations and Liabilities. The Seller is not subject to any indebtedness, claim, obligation, responsibility or liability of any kind or nature whatsoever, absolute or contingent, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, or otherwise, except obligations and liabilities specifically disclosed on exhibit C or expressly undertaken in any of the agreements listed on the schedules referred to in section 3.4 or incurred in the ordinary course of the Business since the date of the Latest Financial Statements.

         3.16     Intangible Property Rights.

                  (a) The Seller owns or exclusively holds all rights to, free and clear of all liens, claims and restrictions, all Intellectual Property Rights used in the conduct of the Seller's business as now conducted. The Seller does not, to the knowledge of Seller, after due inquiry and the exercise of reasonable diligence, infringe upon the right or claimed right of any person under or with respect to any

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         of the above. The Seller is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to any patent used in the conduct of the Business, nor is the Seller presently under any license or contract obligation to pay royalties or fees with respect to third-party trademarks, copyrights or other Intellectual Property Rights in connection with the conduct of the Seller's Business.

                  (b) Seller has no knowledge of, nor has Seller received any notice of, any facts which indicate that the Seller does not either
         (i) own or (ii) have the unrestricted right to the use of all Intellectual Property Rights necessary to the development, operation and sale of all products and services sold by it, including trade secrets, free and clear of any rights, liens and claims of others. To the knowledge of Seller, the Seller is not using any confidential information or trade secrets of any former employer or any of its past or present employees.

                  (c) The Seller has taken reasonable security measures to protect the secrecy, confidentiality, and value of the trade secrets referred to in paragraph (b) of this section 3.16.

                  (d) For the purposes of this agreement "Intellectual Property Rights" means all (i) rights in patents and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, names, trade names, trade dress, logos, slogans, symbols and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter including without limitation computer programs (including without limitation source code, object code, on-line files, testing materials, development, debugging and quality assurance tools, testing suites, reports, etc.) ("collectively, "Software"), data bases, website content, manuals and all forms of associated documentation therefor and protectable designs, registered or unregistered, (iv) trade secrets and other proprietary non-public information, (v) rights in Internet domain names, uniform resource locators and e-mail addresses, (vi) rights in semiconductor topographies (mask works), registered or unregistered,
         (vii) know-how, (viii) all rights in technical data, proprietary processes, drawings, work-in-progress, research and development, (ix) all applications for any of the foregoing, registrations thereof and all renewals or extensions of such application and registrations, and
         (x) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of governmental regulation, Contract, license or otherwise, and the right to prosecute past infringements of any such rights.

         3.17 Disclosure. There has been and will be no material change in the information set forth in the schedules or exhibits to this agreement between the date of such schedule or exhibit and the date of this agreement or the Closing Date. Seller has not knowingly withheld from Purchaser any material facts relating to the Assets, the Business, financial condition or prospects of the Seller. No representation or warranty in this agreement or in any letter, certificate, schedule, statement or other document furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading. Without limiting the scope of the foregoing, Seller is not aware of any change, event or occurrence that has taken place or is pending that has, or in the future could have, a material adverse effect on the value or ownership of the Assets or the Business, or the ability of the Seller to operate the Business subsequent to the Closing Date in the manner in which it has been operated by the Seller before the Closing Date, or which could materially increase the costs incurred by the Purchaser in operating the Business subsequent to the Closing Date, including any pending or present change in any law, regulation, ordinance or other requirement, including the obtaining or maintenance of permits, licenses or approvals.

         3.18 No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission of Seller, any right, interest or valid claim against Purchaser for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this agreement.

         3.19 Real Estate. The Seller owns no real property. All of the buildings, improvements and structures listed on schedule 1 are in good operating condition and repair and suitable for the purposes for which they are being used. Each has adequate rights of ingress and egress for the operation of the Business as it is currently being conducted by the Seller. No such building, structure or improvement, or any appurtenance thereto or equipment therein, or the operation or maintenance thereof, to the knowledge of Seller, violates any restrictive covenant or any provision of any federal, state or local law, ordinance or zoning, fire, safety, pollution or health regulations, or encroaches on any property owned by others. To the knowledge of Seller, no condemnation proceeding is pending or threatened with respect to any real property, building, improvement or structure listed on schedule 1. To the knowledge of Seller, no change is pending or threatened in any provision of any federal, state or local law, ordinance or zoning or other regulation which might materially interfere with the present or proposed use of any building, improvement or structure listed on schedule 1.

         3.20 Affiliate Transactions Other than pursuant to this agreement, no officer, director, shareholder or employee of the Seller or any member of the immediate family of any such officer, director, shareholder or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "insiders"), has any agreement with the Seller, including agreements involving indebtedness of insiders to the Seller (other than normal employment arrangements) or any interest in any property, real, personal or mixed, intellectual, tangible, used in or pertaining to the Business of the Seller (other than ownership of capital stock of the Seller). None of the insiders has any direct or indirect interest in any competitor, supplier or customer of the Seller, in any person, firm or entity from whom or to whom the Seller leases any property, or in any other person, firm or entity with whom the Seller transacts business of any nature (other than interests of less than 1% of any publicly-held corporation).

         3.21 ERISA. With respect to each of the Seller's employee benefit plans that is listed on schedule 4 to this agreement and that is qualified for federal income tax exemption under sections 401(a) or 501(a) of the Internal Revenue Code (the "Code"), the Seller (a) has not engaged in any transaction that would subject it to a tax, penalty or liability for prohibited transactions imposed by the Employee Retirement Income Security Act ("ERISA"), or section 4975 of the Code in an amount which would be material to the financial condition of the Seller; (b) complied with all material reporting, disclosure and other requirements of ERISA and the Code as they related to such plan; (c) does not have an accumulated funding deficiency (as defined in section 302 of ERISA or section 412 of the Code), whether or not waived; and (d) has made all required contributions under each such plan for all periods through and including the period ending prior to the date of this agreement. No material liability to the Pension Benefit Guaranty Corporation has been or is expected to be incurred with respect to any of such plans.

         3.22 Execution, Delivery, Valid and Binding Agreements. The execution, delivery and performance of this agreement and the other agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action and no other corporate action or proceedings are necessary to authorize the execution, delivery and performance of this agreement and such other agreements by such trusts. This agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, except as performance may be limited by any applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditor's rights generally and except as enforcement may be limited by general principles of equity.

         3.23 Representations and Warranties. The representations and warranties contained in sections 3.1 through 3.22 of this agreement shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. Such representations and warranties have been made by Seller with the knowledge and expectation that the Purchaser is relying thereon, and such representations and warranties shall survive the closing and, subject to the provisions of section 7.2, shall remain operative in full force and effect indefinitely regardless of any investigation at any time made by or on behalf of Purchaser and shall not be deemed merged in any document or instruction so executed and/or delivered by Seller.

                                   ARTICLE IV.
                               COVENANTS OF SELLER

         4.1 Conduct of Business. From the date hereof through the Closing Date, unless and until Purchaser otherwise consents in writing, Seller will conduct the Business diligently in substantially the same manner as heretofore conducted, and use its best efforts to preserve the Business and to preserve for Purchaser its relationships with suppliers, customers, distributors and others having business relations with it.

         4.2 Negative Covenants. From the date hereof through the Closing Date, unless and until Purchaser otherwise consents in writing, Seller will not
(a) incur any obligations or liabilities (absolute or contingent) other than current liabilities incurred and obligations under contracts entered into in the ordinary course of business; (b) mortgage, pledge or voluntarily subject to lien, charge or other encumbrance any assets, tangible or intangible, other than the lien of current property taxes not due and payable; (c) sell, assign or transfer any of its assets or cancel any debts or claims, other than in the ordinary course of business; (d) waive any right of any substantial value; (d) amend its articles of incorporation or bylaws, except to change its name in accordance with section 4.10 of this agreement; or (e) enter into any transactions or series of transactions other than in the ordinary course of business.

         4.3 Access to Information. From the date of this agreement through the Closing Date, Seller shall grant Purchaser and its authorized representatives full access to the properties, books and records, premises, employees, distributors, customers and auditors of the Seller during reasonable business hours for purposes of enabling Purchaser to fully investigate the business of the Seller. Any information obtained by Purchaser in connection with such review shall be maintained by Purchaser on a confidential basis and shall not be disclosed to any other person in the event that the transactions contemplated by this agreement are not consummated.

         4.4 Risk of Loss. The risk of loss shall remain with Seller until the Closing Date, and Seller will continue in force any and all fire, casualty, theft or other insurance policies relating to the business and assets of the Seller.

         4.5 Updating of Schedules. Between the date of this agreement and the Closing Date, Seller shall deliver to Purchaser updated schedules to reflect any material changes in the schedules delivered to Purchaser pursuant to section
3.4 of this agreement. On the Closing Date, Seller shall deliver to Purchaser an officer's certificate confirming the accuracy, as of the Closing Date, of each of the schedules delivered to Purchaser pursuant to this agreement; provided, however, that Purchaser shall not be obligated to proceed with the closing of the transactions contemplated by this agreement if there are material changes in the schedules initially delivered to Purchaser.

         4.6 Other Business Information. For a period of one (1) year following the Closing Date Seller shall, at Purchaser's expense, make available to Purchaser such other information relating to the past business operations of the Seller as Purchaser may reasonably request.

         4.7 Noncompetition Covenants. During the period commencing on the Closing Date and extending through the third anniversary of the Closing Date, Seller will not directly or indirectly engage in any business activities, in North America that relate to the development, manufacture, distribution, selling or marketing of any products or services that are similar to or competitive with the products or services currently being marketed by the Seller or Purchaser. Seller acknowledges and understands that this noncompetition covenant is intended to and shall apply to Benton Consulting Partners as well as Benton and MacAllister, each of whom owns 50% of the outstanding shares of Seller. Seller understands that Purchaser would not have agreed to purchase the Assets, nor would it have made the commitments contained in this agreement, without having received this noncompetition covenant from Seller, Benton and MacAllister, and Seller acknowledges that it has entered into this noncompetition covenant and that it shall cause each of Benton and MacAllister to enter into this noncompetition covenant as a material inducement to Purchaser to consummate such transactions.

         4.8 Consents. Seller shall obtain, prior to the Closing Date, all consents, waivers or releases to the transactions contemplated by this agreement that may be required under any of the agreements of the Seller to effectively continue the business and operation of the Seller or following the closing and to enable Purchaser to realize the full economical benefit of the transaction contemplated by this agreement. Without limiting the generality of the foregoing, Seller shall obtain from the landlord of Seller's office facilities in Rolling Hills Estates, California, a consent, estoppel and non-disturbance agreement in from satisfactory to Purchaser with respect to the lease between the Seller and the landlord and the premises covered thereunder. On the Closing Date, Purchaser shall reimburse Seller for the deposit in the amount of $2,204, which Seller has deposited with the landlord of such office facilities.

         4.9 Seller to Pay Taxes. In addition to any other provision of this agreement regarding taxes, any liability for Taxes of the Seller or its shareholders relating to the transactions with the Purchaser, any actual or deemed distribution to Seller or its shareholders, the transactions contemplated by this agreement, or the ancillary agreements for any period ending on or prior to the Closing Date or any transaction consummated or accruing with respect to matters occurring on or prior to the Closing Date including any items described or referred to on exhibit B which involve or relate to Taxes) shall be the responsibility of and paid for by the Seller or its shareholders and Seller shall indemnify and hold the Purchaser harmless from such liability.

         4.10 Name Change. Immediately following the Closing Date, Seller shall change its name to a name which is approved by Purchaser. Purchaser hereby approves of the name "JackMac, Inc."

                                   ARTICLE V.
             REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

         As a material inducement to Seller to enter into this agreement and to consummate the purchase and sale contemplated hereunder, Purchaser hereby represents, warrants and covenants as follows:

         5.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to enter into this agreement and to consummate the transactions contemplated by this agreement.

         5.2 Corporate Authorization. The execution, delivery and performance of this agreement by Purchaser have been duly authorized by proper corporate action of Purchaser and are within its corporate powers. This agreement constitutes the legal, valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms.

         5.3 No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission of Purchaser, any right, interest or valid claim against Seller for any commission, fee by other compensation as a finder or broker in connection with the transactions contemplated by this agreement.

         5.4 Seller Name. If during the period ending on the fifth anniversary of the Closing Date, Purchaser elects to cease its commercial consulting business, the Seller or its shareholders shall be given the right to purchase the name "Benton Consulting Partners" for an amount equal to the state and federal registration and transfer fees and Purchaser's attorney fees associated with transferring such name from Purchaser to Seller or its shareholders.

                                   ARTICLE VI.
                                     CLOSING

         6.1 General Procedure. At the closing each party shall deliver to the other party such documents, instruments and materials as may be reasonably required in order to effectuate the intent and provisions of this agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the other parties.

         6.2 Time and Place. The closing (the "Closing") shall take place in the offices of Purchaser at 10:00 o'clock, a.m. Mountain Standard Time on January 30, 2004 or at such other time and place as shall be mutually acceptable to Purchaser and Seller (the "Closing Date").

         6.3 Conditions to Obligation of Purchaser. The obligation of Purchaser to complete the purchase of the Assets on the Closing Date in accordance with the terms set forth in this agreement is, at the option of the Purchaser, subject to the satisfaction (or waiver by Purchaser) of each of the following conditions:

                  (a) Accuracy of Representations and Warranties. The representations and warranties made by Seller in this agreement shall be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

                  (b) Compliance with Covenants. All covenants which Seller is required to perform or comply with on or before the Closing Date shall have been fully complied with or performed in all material respects.

                  (c) Approval of Actions, Etc. All actions, proceedings, instruments and documents required to carry out this agreement by Seller, or incidental thereto, and all other related legal matters shall have been obtained and approved by counsel for Purchaser.

                  (d) Employment. Each of Benton and MacAllister shall have become employees of the Purchaser acting as dedicated consultants on a full-time basis.

                  (e) Non-Competition Agreement. Each of the Seller, Benton and MacAllister, shall have entered into non-competition agreement, in form and substance acceptable to Purchaser, pursuant to which they shall agree to comply with certain non-competition covenants for a period of three (3) years after the Closing Date.

                  (f) No Litigation. No action, suit or proceeding before any court or governmental body or authority, pertaining to the transaction contemplated by this agreement or having a material adverse impact on the Seller, shall have been instituted or threatened on or before the Closing Date.

                  (g) Loss or Damage. No loss, casualty or other occurrence shall have taken place, whether or not covered by insurance, which has or could have a material adverse impact on the Seller, its assets or business.

                  (h) Delivery of Closing Documents. Seller shall have delivered to Purchaser each of the closing items listed in section 6.5(b), and such items shall be satisfactory in form to Purchaser.

                  (i) Due Diligence. Purchaser shall have completed its due diligence investigation of Seller and the results of such investigation shall have been satisfactory to Purchaser, in its sole and absolute discretion.

         6.4 Conditions to Obligation of Seller. The obligation of Seller hereunder to complete the sale of the Shares on the Closing Date on the terms set forth in this agreement is, at the option of the Seller, subject to the satisfaction (or waiver by the Seller) of each of the following conditions:

                  (a) Accuracy of Representations and Warranties. The representations and warranties made by Purchaser in this agreement shall be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

                  (b) Employment. The Purchaser shall have employed Benton and MacAllister as its dedicated consultants.

                  (c) Delivery of Closing Documents. Purchaser shall have delivered to Seller each of the closing items listed in section 6.5(a), and such items shall be satisfactory in form to Seller.

         6.5 Specific Items to be Delivered at the Closing. Without limiting the scope of section 6.1 of this agreement, the parties shall deliver the following items to the appropriate party at the closing of the transactions contemplated by this agreement:

                  (a)      To be delivered by Purchaser:

                           (i) Check or wire transfer in the aggregate amount of $775,000, payable to Seller;

                           (ii)     Employment referred to in section 6.3(d);

                           (iii) Non-competition agreement referred to in sections 4.7 and 6.3(e).

                  (b)      To be delivered by Seller:

                           (i) bills of sale and assignments and such other instruments of conveyance, transfer, assignment and delivery as Purchaser shall have reasonably requested with respect to the Assets;

                           (ii) the consents and other documents referred to in section 4.8 hereof;

                           (iii) certificates of an officer of Seller satisfactory to Purchaser, dated the Closing Date, stating that the conditions precedent set forth in subsections 6.3(a),
                  (b) and (c) above have been satisfied;

                           (iv) a copy of the text of the resolutions adopted by the board of directors and shareholders, of Seller authorizing the consummation of the transactions contemplated hereby; along with a certificate executed on behalf of Seller by its corporate secretary certifying to Purchaser that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded;

                           (v) incumbency certificates executed on behalf of Seller by its corporate secretary certifying the signature and office of each officer executing this agreement or any of the Related Agreements;

                           (vi)     releases of all liens on the Assets;

                           (vii) such other certificates, documents and instruments as Purchaser reasonably requests related to the transactions contemplated hereby;

                           (viii) Affidavit of Seller confirming the accuracy, as of the Closing Date, of the representations and warranties set forth in article III;

                                  ARTICLE VII.
                                 INDEMNIFICATION

         7.1 General. The covenants, representations and warranties contained in this agreement shall survive the closing. Subject to the limitations set forth in section 7.2, Seller, Benton, and MacAllister, jointly and severally, agree to indemnify Purchaser with respect to, and defend and hold Purchaser harmless from, any out-of-pocket loss, liability or expense (including, but not limited to, reasonable legal fees) which Purchaser may directly or indirectly incur or suffer by reason of, or which results, arises out of or is based upon (a) the inaccuracy of any representation or warranty made by Seller in this agreement, (b) the failure of Seller to comply with any of its covenants under this agreement or (c) the operation of the Business prior to the Closing Date. Purchaser agrees to indemnify Seller with respect to, and defend and hold Seller harmless from, any out-of-pocket loss, liability or expense (including, but not limited to, reasonable legal fees) which Seller may directly or indirectly incur or suffer by reason of, or which results, arises out of, or is based upon failure by Purchaser to meet its obligations with respect to Seller's liabilities assumed under section 1.3 and the operation of the Business on or after the Closing Date.

         7.2 Conditions of Indemnification. It is agreed and understood between Purchaser and Seller that Seller's obligation under this article VII to indemnify and hold Purchaser harmless from any loss, cost, liability or expense described in section 7.1 shall only become operative after, and to the extent that, the total amount of all claims for indemnification hereunder exceeds Twenty Five Thousand Dollars ($25,000), except that claims resulting from the breach of any of the covenants of Seller or the inaccuracy of the representations contained in sections 3.6, 3.9, 3.16 or 3.18 shall not be subject to such limitations. In addition, except with respect to (i) indemnification claims arising from fraudulent actions or statements of Seller,
(ii) claims based upon the inaccuracy of the representations or warranties set forth in sections 3.6, 3.9, 3.16 or 3.18 and (iii) claims which are made by Purchaser prior to Twenty Four (24) months after the Closing Date, but which are not resolved by that date, Seller's indemnification obligations shall terminate Twenty Four (24) months from the Closing Date.

         7.3 Indemnification Claims; Right of Offset. In the event that Purchaser has a claim for indemnification against Seller pursuant to this article VII, Purchaser shall be entitled to offset the amount of such claim against amounts which may become due and payable to Seller, including amounts payable pursuant to sections 2.1(b), 2.2(b), 2.2(c), or 2.2(d). If Seller disputes the validity of any indemnification claim being made by Purchaser, both Seller and Purchaser agree to use reasonable commercial efforts in good faith to resolve such disputed claim as expeditiously as possible. The offset right granted Purchaser by this section 7.3 is in addition to Purchaser's right to seek indemnification directly from Seller and shall not be deemed to limit Purchaser's indemnification rights in any respect.

         7.4 Indemnification Claims - Interest. Indemnification claims will not bear interest.

         7.5 Legal Proceedings. In the event any party entitled to indemnification under this article VII (the "Indemnified Party") becomes involved in any legal, governmental or administrative proceeding which may result in damage to the Indemnified Party, or if any such proceeding is threatened or asserted, the Indemnified Party shall promptly notify the party or parties obligated to indemnify the Indemnified Party under this article VII (collectively the "Indemnifying Parties") in writing and in full detail of the filing, or the threat or assertion of such a filing, and of the nature of any such proceeding. The Indemnifying Parties may, at the option and expense of the Indemnifying Parties, defend any such proceeding if the amount involved in the proceeding could give rise to an indemnification obligation hereunder. If Indemnifying Parties elect to defend any proceeding, the Indemnifying Parties shall have full control over the conduct of such proceeding, although the Indemnified Party shall have the right to retain legal counsel at its own expense.

                                  ARTICLE VIII.
                                   TERMINATION

         This agreement may be terminated by either party upon written notice to the other party if the transactions contemplated by this agreement are not closed by March 31, 2004, other than for reasons attributable to the actions or inactions of the terminating party. Any such termination shall be with prejudice to any claim which either party may have against the other for any misrepresentation or breach of warranty or covenant set forth in this agreement arising prior to such termination.

                                   ARTICLE IX.
                                  MISCELLANEOUS

         9.1 Binding Effect. This agreement shall be binding upon and inure to the benefit of and be enforceable against the parties hereto and their respective successors.

         9.2 Governing Law. This shall in all respects be governed by, and enforced and interpreted in accordance with, the laws of the State of Delaware.

         9.3 Notices. All notices, consents, requests, instructions or other communications provided for herein shall be in writing and shall be deemed validly given, made and served when (a) delivered personally, (b) sent by certified or registered mail, postage prepaid, (c) sent by reputable overnight delivery service, or (d) sent by telephonic facsimile transmission and, pending the designation of another address, addressed as follows:

               If to Seller, Benton or
               MacAlliser:                   JackMac, Inc.
                                             655 Deep Valley Drive, Suite 120
                                             Rolling Hills Estates, CA 90274
                                             Attention: President
                                             Telecopy: (310) 265-1635

               with a copy to:               Kopple & Klinger, LLP
                                             10866 Wilshire Blvd., Ste. 1500
                                             Los Angeles, CA  90024-4357
                                             Attention: Leslie S. Klinger, Esq.
                                             Telecopy: (310) 475-2459

               If to Purchaser:              eFunds Corporation
                                             Gainey Center II, Ste. 300
                                             8501 North Scottsdale Rd.
                                             Scottsdale, AZ  85253
                                             Attention: General Counsel
                                             Telecopy: (480) 629-7661

               with an additional copy to:   Dorsey & Whitney LLP
                                             50 South 6th Street
                                             Suite 1500
                                             Minneapolis, MN  55402
                                             Telecopy: (612) 340-7800
                                             Attention: Robert A. Rosenbaum

         9.4 Entire Agreement and Counterparts. This agreement, the exhibits attached hereto, any schedules delivered pursuant to the provisions hereof and the employment agreements referred to in this agreement, set forth the entire agreement between Seller and Purchaser relating to the Assets under the transaction contemplated hereby, superseding in all respects any and all prior oral or written agreements or understandings between them pertaining to the transactions contemplated by this agreement. This agreement shall be amended or modified only by written instrument signed by Seller and Purchaser. This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one agreement.

         9.5 Headings. Section and article headings used in this agreement have no legal significance and are used solely for convenience of reference.

         9.6 Assignment. Seller hereby agrees that Purchaser may assign its rights, and delegate its responsibilities, under this agreement to a wholly-owned subsidiary corporation; provided, however, that Purchaser shall remain obligated to cause such subsidiary corporation to complete the purchase of the Assets in the manner contemplated by this agreement.

         9.7 Expenses, Taxes. Except to the extent otherwise provided in this agreement, each party shall pay for its own legal, accounting and other similar expenses incurred in connection with the transactions contemplated by this agreement. All legal, accounting or other similar expenses incurred by the Seller for the purpose of facilitating this transaction, or precipitated by Seller's intention to sell the Assets shall be regarded as expenses of Seller.

         9.8 Publicity. Except as required by law, all notices to third parties and other publicity relating to the matters contemplated by this agreement shall be jointly planned and coordinated between Seller and Purchaser, and neither party shall unilaterally release such notices or publicity without the prior, written approval of the other parties. Each party agrees to cooperate with the other party as appropriate to comply with all applicable laws.

         9.9 Severability. Each and every provision of this agreement shall be deemed valid, legal and enforceable in all jurisdictions to the fullest extent possible. Any provision of this agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be adjusted and reformed rather than voided, if possible, in order to achieve the intent of the parties. Any provision of this agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction which cannot be adjusted and reformed shall for the purposes of that jurisdiction, be voided. Any adjustment, reformation or voidance of any provision of this agreement shall only be effective in the jurisdiction requiring such adjustment or voidance, without affecting in any way the remaining provisions of this agreement in such jurisdiction or adjusting, reforming, voiding or rendering that provision or any other provision of this agreement invalid, illegal or unenforceable in any other jurisdiction.

         9.10 Knowledge of Seller. For the purposes of this agreement the phrase "to the knowledge of Seller" shall mean Seller's actual knowledge or the knowledge that Seller should have known after due inquiry and the exercise of reasonable diligence.

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

         IN WITNESS WHEREOF, Seller and Purchaser have executed this agreement as of the date set forth in the first paragraph.

                                         EFUNDS CORPORATION

                                         By /s/  Tommy L. Andrews

                                         Its  SVP Corporate Development

                                         By ____________________________________

                                            Its_________________________________
                                                                      Purchaser

                                         BENTON CONSULTING PARTNERS

                                         By /s/ John B. Benton

                                         Its____________________________________

                                         Seller

                                                      /s/ Thomas S. Liston

                                JOINDER AGREEMENT

         As a material inducement for Purchaser to enter into and consummate the transactions contemplated by the above and foregoing Asset Purchase Agreement (the "Agreement"), and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the undersigned, each of the undersigned hereby agrees to, joins in, is bound by and shall comply with the following provisions of the above and foregoing Agreement: Section 4.7, Article VII and Article IX of the Agreement.

         IN WITNESS WHEREOF, each of the undersigned has executed this Joinder Agreement as of January 30, 2004.

                                         /s/ John B. Benton
                                         ---------------------------------------
                                         John B. Benton

                                         /s/ John A. MacAllister
                                         ---------------------------------------
                                         John A. MacAllister

                                LIST OF SCHEDULES

Schedule 1, Real Property Leases (Section 3.4)

Schedule 1A, Personal Property Leases (Section 3.4)

Schedule 2, Intellectual Property Rights (Section 3.4)

Schedule 3, Certain Contracts (Section 3.4)

Schedule 4, Permits (Section 3.4)

Schedule 5, List of Third Party Personal Property (Section 3.4)

Schedule 6, Excluded Permits, Agreements and Items

                                LIST OF EXHIBITS

Exhibit "A", the Cash Contingent Earn out (Section 2.1(b))

Exhibit "B", Disclosure Schedule (Article III)

Exhibit "C", Financial Statements (Section 3.4)

Exhibit "Form 8594", Allocation (Section 2.1(c))